EXHIBIT 10.9J

January 9, 2004

Susan S. Wong

722 Miner Road

Orinda, CA 94563

Dear Susan:

We are pleased to offer you a position with Tercica, Inc., as its Vice President, Finance & Controller, reporting to me. If you decide to join us, you will receive an annual salary of $192,500, less standard payroll deductions and all required withholdings. Your salary will be paid semi-monthly in accordance with our normal payroll procedures, and, as an employee, you will also be eligible to receive standard employee benefits, including the benefits detailed in Exhibit A.

We currently anticipate that your target bonus will be up to 20% of your annual salary, at the Company’s discretion, dependent upon both Company and individual performance.

In addition, if you decide to join us, we will recommend to our Board of Directors that you be granted an option to purchase 75,000 shares of common stock of Tercica. During the term of your employment with us, 25% of the shares subject to the option will vest on the one-year anniversary of your start date, and the remaining shares will vest ratably over the next thirty-six (36) months. All option grants will be subject to the terms and conditions of our stock option plan and form of stock option agreement.

In addition, if the Company terminates your employment without Cause (as defined in Exhibit B) and not within 12 months after a Change of Control (as defined in Exhibit B), then, subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will receive a severance payment equal to three (3) months of your base salary in effect at the time of termination, the shares subject to your stock options will not continue to vest after the date of termination, and you will have ninety (90) days to exercise all those stock option shares that have vested as of the date of termination.

If the Company terminates your employment without Cause or you terminate your employment for Good Reason (as defined in Exhibit B) in either case within 12

651 Gateway Boulevard : Suite 950 : South San Francisco, California : 94080

Phone – 650.624.4900 : Fax – 650.624.4940 : www.tercica.com

months after a Change of Control, then, subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will receive a severance payment equal to six (6) months of your base salary in effect at the time of termination, the vesting for 50% of the unvested stock option shares will be accelerated so as to vest as of the date of termination, and you will have ninety (90) days to exercise all those stock option shares that have vested as of the date of termination.

We are excited about your joining Tercica and we look forward to a beneficial and productive relationship. Please note, however, that your employment with the Company constitutes at-will employment and is subject to all the Terms and Conditions of Employment set forth in Exhibit C, including the provisions of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Agreement”), a copy of which is attached to this letter as Annex 1. Please read both those documents carefully. A duplicate original of this letter, including Exhibit A, Exhibit B, Exhibit C and the Agreement attached as Annex 1, is enclosed for your records.

This offer of employment is contingent upon the granting of employment authorization through the INS’s approval of the Company’s H1-B visa petition on your behalf (if applicable), the costs of which will be paid by Tercica. Your first day of employment will be within three (3) business days of receiving such INS approval.

To accept the Company’s offer, please sign and date both this letter and the Agreement in the spaces provided and return both to the Company. If you accept our offer, your first day of employment will be Thursday, January 29, 2004.

You understand that, by signing this letter, you are also agreeing to the Terms and Conditions of Employment set forth in Exhibit C.

This letter, including Exhibit A, Exhibit B, Exhibit C and the Agreement attached as Annex 1, sets forth the entire terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral, and may not be modified or amended except by a written agreement signed by you and approved by the Company’s Board of Directors.

We look forward to your favorable reply and to working with you at Tercica, Inc.

Sincerely,

TERCICA, INC.

/s/ Timothy Lynch
Timothy Lynch
Chief Financial Officer

Agreed to and accepted:

Signature:	/s/ Susan Wong

Printed Name:	Susan Wong

Date:	January 9, 2004

Enclosures

Duplicate letter, with Exhibit A, Exhibit B, Exhibit C and Annex 1